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EXHIBIT 3.2

                            CERTIFICATE OF OWNERSHIP

Michael A. Piraino hereby certifies that:

1. He is the President and Secretary of SM&A Corporation, a California corporation (this "Corporation").

2. This Corporation owns all of the outstanding shares of Emergent Information Technologies, Inc., a California corporation.

3. The board of directors of this Corporation duly adopted the following resolution:

     RESOLVED, that this Corporation merge Emergent Information Technologies, Inc., its wholly-owned subsidiary, into itself and assume all of its obligations pursuant to Section 1110 of the California Corporations Code;

     RESOLVED, FURTHER, that Article I of the Amended and Restated Articles of Incorporation of this Corporation shall be deleted and replaced with a new
     Article I to read in its entirety as follows:

                                   Article I

                    The name of this corporation shall be:

                    Emergent Information Technologies, Inc.

4. This Certificate of Ownership and the merger shall become effective on May 4, 2000.

     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

April 24, 2000                       /s/ MICHAEL A. PIRAINO
                                     -------------------------------------------
                                     Michael A. Piraino, President and Secretary

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